Exhibits 5.1 and 8.1


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                               January 31, 2007



Lehman Brothers Inc.                            Moody's Investors Service, Inc.
745 Seventh Avenue                              99 Church Street
New York, New York 10019                        New York, New York 10007

Standard & Poor's Rating Services, a division   Select Asset Inc.
of The McGraw-Hill Companies, Inc.              745 Seventh Avenue
55 Water Street                                 New York, New York 10019
New York, New York 10041

U.S. Bank National Association
100 Wall Street
New York, New York 10005

           Re: Select Asset Inc. Corporate Backed Callable Trust Certificates, J.C. Penney Debenture-Backed Series 2007-1 Trust
                ------------------------------------------------

Ladies and Gentlemen:

          We have acted as counsel to Select Asset Inc. (the "Depositor") in connection with the (i) establishment of the Corporate Backed Callable Trust Certificates, J.C. Penney Debenture-Backed Series 2007-1 Trust (the "Trust"), a business trust established pursuant to the standard terms for trust agreements, dated as of November 9, 2006 between the Depositor and U.S. Bank National Association, as Trustee (the "Standard Terms"), as supplemented by a series supplement thereto, dated as of January 31, 2007 (the "Series Supplement" and, together with the Standard Terms, the "Agreement"), (ii) transfer by the Depositor to the Trust of $55,000,000 aggregate principal amount of 7 5/8% Debentures due 2097 (the "Underlying Securities"), of J.C. Penney Company, Inc., predecessor to J.C. Penney Corporation, Inc. and (iii) issuance by the Trust of Corporate Backed Callable Trust Certificates, J.C. Penney Debenture-Backed Series 2007-1, consisting of Class A-1 Certificates (the "Class A-1 Certificates") and Class A-2 Certificates (the "Class A-2 Certificates" and, together with the Class A-1 Certificates, the "Certificates"). All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

          In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Agreement, the form of the Certificates, and such corporate records, agreements, documents and other instruments (the aforementioned documents together, the "Documents"), and have made such inquiries of such officers

Lehman Brothers Inc.
Standard & Poor's Rating Services
U.S. Bank National Association
Moody's Investors Service, Inc.
Select Asset Inc.
January 31, 2007
Page 2


and representatives of the Depositor and such other persons, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth. In such examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents, the genuineness of all signatures, and the correctness of all representations made therein. (The terms of the Documents are incorporated herein by reference.) We have assumed that there are no agreements or understandings between the parties to the Documents with respect to the transactions contemplated therein other than those contained in the Documents.

                        *       *       *       *

          To comply with certain Treasury regulations, we inform you that (i) this opinion letter was written to support the promotion and marketing by others of the transactions or matters addressed herein, (ii) this opinion letter was not intended or written to be used, and cannot be used, by any person for the purpose of avoiding U.S. federal tax penalties that may be imposed on such person, and (iii) each taxpayer should seek advice based on the taxpayer's particular circumstances from an independent tax advisor.

                        *       *       *       *

          As of the date hereof, based on the foregoing and assuming full compliance with all the terms of the Documents, it is our opinion that, for federal income tax purposes, the Trust will not be treated as an association (or publicly traded partnership) taxable as a corporation.

          The foregoing opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, and case law, any of which may be changed at any time with retroactive effect. Further, you should be aware that opinions of counsel are not binding on the Internal Revenue Service or the courts. We express no opinion either as to any matters not specifically covered by the foregoing opinion or as to the effect on the matters covered by this opinion of the laws of any other jurisdictions. Additionally, we undertake no obligation to update this opinion in the event there is either a change in the legal authorities, facts or documents on which this opinion is based (including the taking of any action by any party to the Documents pursuant to an opinion of counsel or a waiver), or an inaccuracy in any of the representations or warranties upon which we have relied in rendering this opinion.

Lehman Brothers Inc.
Standard & Poor's Rating Services
U.S. Bank National Association
Moody's Investors Service, Inc.
Select Asset Inc.
January 31, 2007
Page 3


          This opinion is being delivered solely to the addressees listed above and, other than the reference to this opinion in the Prospectus Supplement, dated January 30, 2007, pursuant to which the Class A-1 Certificates are being offered, may not otherwise be relied upon by any other person.



                                             Very truly yours,

                                             /s/ Sidley Austin LLP